Exhibit (d)(x)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this 20th day of January, 2012, by and between, Charles Schwab Investment Management, Inc. (“CSIM”), and Mellon Capital Management Corporation (“Sub-Adviser”).

WHEREAS, Schwab Capital Trust, a Massachusetts business trust (“Company”), is an open-end, management investment company registered under the Investment Company Act of 1940 (“1940 Act”), consisting of several series, each having its own investment objective and policies; and

WHEREAS, Company has entered into an Investment Advisory and Administration Agreement with CSIM pursuant to which CSIM acts as investment manager to Company (“Management Agreement”); and

WHEREAS, CSIM, acting with the approval of Company, wishes to retain Sub-Adviser to provide discretionary investment advisory services (“Services”) with respect to a portion of each series identified on Schedule A hereto, as may be amended from time to time, (each a “Fund”) that may be allocated by CSIM for management by the Sub-Adviser from time to time, together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets (for each Fund, the “Managed Assets”), and Sub-Adviser is willing to render the Services.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties agree as follows:

1. APPOINTMENT. CSIM appoints Sub-Adviser to provide the Services for the period and term set forth in this Investment Sub-Advisory Agreement (“Agreement”). Sub-Adviser accepts such appointment and agrees to render the Services as provided herein.

2. DUTIES OF SUB-ADVISER.

(a) Subject to supervision of the Company, the Board of Trustees (“Trustees”) and CSIM (collectively “Fund Parties”), Sub-Adviser shall be responsible for managing the investment and reinvestment of the Managed Assets and determine in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash, and shall not be responsible for providing investment advice to any other portion of a Fund. In performance of its duties and obligations under this Agreement, Sub-Adviser shall not consult with any other sub-adviser to a Fund concerning the Managed Assets, except to the extent permitted under the 1940 Act, or any rule, regulation or order thereunder. Sub-Adviser will use same skill and care in providing the Services to each Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has investment responsibilities. Sub-Adviser will provide Fund Parties with records concerning Sub-Adviser’s activities that Fund Parties are required to maintain, and regular reports concerning Sub-Adviser’s performance of the Services.

(b) Unless CSIM provides written instructions to the contrary, CSIM will review all proxy solicitation materials and will exercise any voting rights associated with securities comprising the Managed Assets pursuant to its proxy voting policy and guidelines.

(c) Sub-Adviser will provide assistance to Company, Charles Schwab & Co, Inc. (“Distributor”) and CSIM (collectively “Schwab Parties”), as may be reasonably requested by such parties, which may include: (i) review of information relating to Sub-Adviser included in offering materials; (ii) attendance and participation at internal and external conferences (including in person, telephonic and video), conventions, road shows and other sales or educational meetings; (iii) making available to Fund Parties, any economic, statistical and investment reports that Sub-Adviser generally makes available to its other institutional clients; and (iv) provision of discussion of market and performance data for filings with the Securities and Exchange Commission (“SEC”) and web and other medium based marketing and advertising. Schwab parties may use the names, trade names, trademarks, service marks, artwork, designs, or other copyrighted materials of Sub-Adviser in connection with the offering, sale and marketing of Fund shares, subject to the written approval of Sub-Adviser, which will not be unreasonably withheld.

(d) If requested by CSIM, Sub-Adviser will provide advice about the fair value of the securities of the Managed Assets; provided, however, that the parties acknowledge that Company is responsible for any fair value pricing.

(e) Sub-Adviser will discharge the foregoing responsibilities subject to the supervision of Fund Parties, and in compliance with the following: (i) such policies as Fund Parties may from time to time establish; (ii) Company’s Prospectus and Statement of Additional Information (“Prospectus and SAI”); (iii) the provisions of the 1940 Act applicable to Sub-Adviser’s status; (iv) the Investment Advisers Act of 1940 (“Advisers Act”); (v) to the extent CSIM notifies Sub-Adviser, any exemptive or other relief granted by the SEC; and (vi) any other federal laws applicable to Sub-Adviser. If a conflict in policies referenced herein occurs, the Prospectus and SAI will control. The parties acknowledge and agree that Sub-Adviser is only responsible for providing investment advisory services for the Managed Assets (which represents only a portion of the Fund) allocated by CSIM for management by Sub-Adviser and Sub-Adviser is not responsible for the management of any other assets of the Fund. Sub-Adviser shall not be responsible for the Company’s or the Fund’s compliance with the 1940 Act or any other laws applicable to the Company or the Fund (including the Managed Assets); provided however, Sub-Adviser shall be responsible for undertaking such actions as directed in writing by CSIM for compliance with the 1940 Act or any other applicable law.

(f) Sub-Adviser agrees to perform such duties at its own expense and to provide the office space, furnishings and equipment and the personnel required by it to perform the Services on the terms and for the compensation provided herein. Sub-Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for a Fund.

3. DUTIES OF CSIM.

(a) CSIM will continue to have responsibility for all services to be provided to a Fund pursuant to the Management Agreement and will oversee and review Sub-Adviser’s performance of the Services. CSIM will furnish to Sub-Adviser current and complete copies of the Declaration of Trust and By-laws of Company, and the current Prospectus and SAI as those documents may be amended from time to time, any order or no-action letter of the SEC governing the operation of the Company and any relevant policies. CSIM undertakes to provide Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned documents and, except as may be required by the Advisers Act or other applicable law or regulation, Sub-Adviser will not need to comply until a copy has been provided to Sub-Adviser.

(b) CSIM represents, warrants and agrees that CSIM (i) has been duly authorized by the Trustees of the Company to delegate to Sub-Adviser the provision of Services to each Fund as contemplated hereby; (ii) has the authority to enter into and perform the services contemplated by this Agreement and (iii) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify CSIM from serving as investment manager to an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(c) CSIM agrees that it has received Part II of Sub-Adviser’s Form ADV prior to entering into this Agreement.

(d) CSIM agrees that with respect to any new policies or revisions to existing policies that impact Sub-Adviser’s provision of investment management services to the Managed Assets implemented after the date of this Agreement, CSIM will discuss such policies changes with Sub-Adviser in advance of implementation. Notwithstanding any provision contained in this Agreement, if Sub-Adviser is unable to comply with such policy changes, Sub-Adviser may provide 90 days written notice to terminate this agreement and upon receipt of such notice, CSIM will delay the implementation of such policy changes, unless required by the 1940 Act or applicable law, for the notice period.

4. CUSTODY. Company will designate one or more custodians in accordance with Section 17(f) of the 1940 Act and rules thereunder to hold the Managed Assets (“Custodian”) in the name of each Fund. Each custodian will be responsible for the custody, receipt and delivery of securities and other assets of a Fund including the Managed Assets, and Sub-Adviser will have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of a Fund. In the event that any cash or securities of a Fund are delivered to Sub-Adviser, Sub-Adviser will promptly deliver the same to the Custodian for the benefit of and in the name of Fund. Sub-Adviser will provide to the Custodian and Fund Accountant on each business day, information relating to all transactions in the Managed Assets and will provide such information to Fund Parties upon reasonable request. Sub-Adviser will make all reasonable efforts to notify Custodian and Fund Accountant of all orders to brokers for the Managed Assets by 9:00 am EST on the day following the trade date.

5. PORTFOLIO TRANSACTIONS.

(a) Sub-Adviser is authorized to select brokers or dealers that will execute the purchases and sales of portfolio securities and other property for a Fund in a manner that implements the policy with respect to brokerage set forth in the Prospectus and SAI, or as Fund Parties may direct in writing from time to time, and in conformity with the federal securities laws.

(b) In effecting transactions for a Fund and selecting brokers or dealers, Sub-Adviser will use its best efforts to seek “best execution” on behalf of the Fund. In seeking “best execution”, Sub-Adviser will consider any factors that it deems relevant, including, without limitation, price paid for the security, commission paid for the transaction, clearance, settlement, reputation, financial strength and stability, efficiency of execution and error resolution, block trading and block positioning capabilities, willingness to execute related or unrelated difficult transactions and order of call.

(c) Consistent with any policies established by Fund Parties and in compliance with the Prospectus and SAI and 1940 Act, Sub-Adviser is authorized, in its discretion, to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Securities Exchange Act”) and, subject to Section 28(e) of the Securities Exchange Act and other applicable law, may pay commissions on transactions in excess of the amount of commissions another broker or dealer would have charged.

(d) In no instance will Sub-Adviser cause Managed Assets to be purchased from or sold to Distributor, CSIM, Sub-Adviser or any affiliated person of either Company, Distributor, CSIM, or Sub-Adviser (collectively “Related Parties”), except to the extent permitted by the 1940 Act or any exemptive or other relief granted by the SEC. Sub-adviser will not execute any transactions with brokers or dealers that are Related Parties without the prior written approval of CSIM.

(e) Consistent with any policies established by Fund Parties, Sub-Adviser may aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Sub-Adviser, if, in Sub-Adviser’s reasonable judgment, such aggregation will result in an overall economic benefit to Fund, taking into consideration the transaction price, brokerage commission, other expenses and other factors Sub-Adviser deems relevant. In any single transaction in which purchases or sales of securities of any issuer for the account of a Fund are aggregated with other accounts managed by Sub-Adviser, the actual prices applicable to the transaction will be averaged among the accounts for which the transaction is effected, including the account of the Fund.

(f) Sub-Adviser further shall have the authority, upon authorization by the Fund Parties to the Custodian, to instruct the Custodian of the Funds to: (a) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures (including give-up agreements), options, swaps, forwards or other derivatives contracts, and other property purchased or sold in the Funds; and (b) deposit margin or collateral which shall include the transfer of money, securities, or other property to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus.

6. COMPENSATION OF SUB-ADVISER. For the Services provided and expenses assumed by Sub-Adviser under this Agreement, CSIM will pay to Sub-Adviser compensation at the rate specified in Schedule B, as may be amended from time to time. Such compensation will be paid at the times and on the terms set forth in Schedule B. All rights of compensation under this Agreement for Services performed as of the termination date will survive the termination of this Agreement. Except as otherwise prohibited by law or regulation, Sub-Adviser may, in its discretion, from time to time, waive a portion of its compensation.

7. REPORTS.

(a) Sub-Adviser will provide written quarterly reports to Fund Parties regarding the Managed Assets as may be agreed by CSIM and Sub-Adviser; provided however, the Trustees may specify information to be included in any written report. Sub-Adviser will make available to Fund Parties, upon Fund Parties written request, any economic, statistical and investment reports that Sub-Adviser generally makes available to its other institutional clients.

(b) Sub-Adviser will promptly communicate to Fund Parties any information relating to transactions in the Managed Assets, as Fund Parties may reasonably request.

(c) Sub-Adviser will promptly notify Fund Parties of any financial or regulatory condition that would impair the ability of Sub-Adviser to perform the Services. In addition, Sub-Adviser will promptly notify Fund Parties of (i) any intended change in control of Sub-Adviser, as such term is interpreted under the 1940 Act, and (ii) of any change in key portfolio or senior management responsible for performing the Services, in each case, as soon as reasonably practicable.

(d) Sub-Adviser will make its officers and key senior employees responsible for performing the Services available to meet with Fund Parties at such times and places, as Fund Parties may reasonably request, including at quarterly and special meetings of the Trustees in San Francisco, California.

8. STATUS OF SUB-ADVISER. Sub-Adviser is and will continue to be registered under the Advisers Act. The Services of Sub-Adviser to Company for each Fund are not to be deemed exclusive, and Sub-Adviser is free to render similar services to others so long as its Services to the Fund are not impaired thereby. Sub-Adviser is and will continue to be an independent contractor and, unless otherwise expressly provided or authorized, has no authority to act for or represent Company in any way or otherwise act as agent of Company.

9. CODE OF ETHICS. Sub-Adviser will furnish to Fund Parties a current copy of its code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act. Upon written request of CSIM, Sub-Adviser will permit Fund Parties to examine the reports made by Sub-Adviser pursuant to Rule 17j-1 and other records relevant to Sub-Adviser’s code of ethics. Sub-Adviser will provide an annual certification to Fund Parties certifying that there have been no material violations of Sub-Adviser’s code of ethics or, if such violations have occurred, that appropriate actions have been taken in response to such violations.

10. CERTAIN RECORDS.

(a) Sub-Adviser will maintain all books and records with respect to transactions involving the Managed Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser will provide to Fund Parties periodic and special reports, balance sheets, profitability analyses, financial information, and such other information with regard to Sub-Adviser’s affairs, as Fund Parties may reasonably request, including any information requested by Fund Parties to assist the Trustees in evaluating the terms of this Agreement and any renewal thereof under Section 15(c) of the 1940 Act.

(b) Sub-Adviser will keep the books and records relating to the Managed Assets required to be maintained by Sub-Adviser under this Agreement and will timely furnish to Fund Parties all information relating to Sub-Adviser’s Services under this Agreement needed by Fund Parties to keep the other books and records of the Company required by Rule 31a-1 under the 1940 Act. Sub-Adviser will also furnish to Fund Parties any other information relating to the Managed Assets that must be filed by Company with the SEC or sent to shareholders under the 1940 Act, and any exemptive or other relief granted by the SEC. Sub-Adviser agrees that all records that it maintains on behalf of Company are property of Company and Sub-Adviser will surrender promptly to Company any of such records upon Fund Parties’ request; provided, however, Sub-Adviser may retain a copy of such records. In addition, Sub-Adviser will preserve for the periods prescribed by Rule 31a-2 under 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and will transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to CSIM).

11. LIMITATION OF LIABILITY OF SUB-ADVISER. Sub-Adviser will not be liable for any claims, liabilities, damages, costs or losses (“collectively” claims) arising out of this Agreement, except to the extent such claims arise out of: (a) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (b) Sub-Adviser’s material breach of this Agreement. Nothing in this Section 11 will be deemed a waiver or limitation of any obligation or duty that may not by law be waived or limited.

12. INDEMNIFICATION.

(a) Sub-Adviser will indemnify and hold harmless Fund Parties, their affiliates and their respective employees, officers and directors from and against all claims arising out of this Agreement to the extent such claims arise out of: (i) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser’s material breach of this Agreement.

(b) CSIM will indemnify and hold harmless Sub-Adviser, its affiliates, and their respective employees, officers and directors from and against all claims arising out of this Agreement, except to the extent such claims arise out of: (i) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser’s material breach of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary contained herein, Sub-Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to CSIM or the Company resulting from any event beyond the reasonable control of Sub-Adviser or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure, or similar unusual actions by any governmental authority, de facto or de jure; or breakdown, failure or malfunction of any utilities or telecommunications systems; or acts of war, terrorism, insurrection or revolution; or acts of God (collectively “Force Majeure Events”). Upon the occurrence of a Force Majeure Event, the Sub-Adviser shall endeavor to recommence performance or observance without delay, in a manner consistent with its obligations under the Advisers Act, 1940 Act and as a fiduciary of the Company.

13. CONFIDENTIALITY. The Mutual Confidentiality and Non-Disclosure Agreement (“Confidentiality Agreement”) previously entered into between the parties is attached hereto as Schedule C and incorporated herein by reference. The Confidentiality Agreement will remain in effect throughout the term of this Agreement, and each party will abide by all of the provisions set forth therein. Upon termination of this Agreement, each party will continue to hold any Confidential Information (as that term is defined in the Confidentiality Agreement) in strict confidence for five years from the date of termination, except with regard to: (a) trade secrets of either party which will be held in confidence for as long as such information remains a trade secret. In addition, Sub-Adviser will not use any information concerning each Fund’s portfolio holdings, including, without limitation, the names of the portfolio holdings and the values thereof or other Schwab Confidential Information, for purposes of making any decision about whether to purchase or redeem shares of each Fund or to execute other securities transaction except for the respective Fund. In the event any of the provisions of the Confidentiality Agreement conflict with any of the provisions of this Agreement, the latter will control.

14. PUBLICITY. During and after the term of this Agreement, Sub-Adviser will not make any media release or other public announcement relating to this Agreement without Schwab Parties’ prior written consent. Sub-Adviser will acquire no right to use, and will not use, without Schwab Parties’ prior written consent, with respect to each use, the terms or existence of this Agreement, the names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials of Schwab Parties or their affiliates in any sales or advertising materials, press releases, client lists, presentations, promotions or other publicity related materials or media.

15. DURATION AND TERMINATION.

(a) This Agreement will become effective for each Fund upon its approval by the Trustees and by a vote of the majority of the outstanding voting securities of each Fund; provided, however, if CSIM obtains exemptive relief from the SEC permitting it to engage a Sub-Adviser without first obtaining approval of the Agreement from a majority of the outstanding voting securities of the Fund involved, the Agreement will become effective upon its approval by the Trustees, without approval by the shareholders. This Agreement will remain in effect until two years from date of each effectiveness, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees, or by the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of a Fund fail to approve the Agreement as provided herein, Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” will be construed in a manner consistent with the 1940 Act.

(b) This Agreement may be terminated at any time, without cause and without payment of any penalty by Fund Parties, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of a Fund each on not more than 60 days’ written notice to the Sub-Adviser, or by CSIM upon 90 days’ written notice to Sub-Adviser. In addition, this Agreement may be terminated, with cause, by CSIM at any time, without payment of any penalty by Fund Parties, upon written notice to Sub-Adviser. As used herein, “with cause” means: (i) any material breach of the Agreement by Sub-Adviser and (ii) any federal or state regulatory violation by Sub-Adviser.

(c) This Agreement may not be terminated by the Sub-Adviser prior to January 20, 2014. Thereafter, this Agreement may be terminated by the Sub-Adviser at any time, without cause and without payment of any penalty, upon 90 days’ written notice to CSIM.

(d) This Agreement will automatically and immediately terminate in the event of its assignment or in the event of the termination of the Management Agreement.

(e) Any termination of this Agreement in accordance with the terms hereof will not affect the obligations or liabilities accrued prior to termination. As used in this Section 15, the terms “assignment”, “interested persons,” and a “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in the 1940 Act; subject to such exceptions and other relief as may be granted by the SEC.

16. NOTICE. All notices required or permitted hereunder will be deemed sufficient upon receipt if sent by: (a) hand; (b) registered or certified mail, postage prepaid; (c) overnight courier; or (d) facsimile transmission to the last address furnished by the other party to the party giving notice. Such notices will be delivered to the following addresses:

CSIM:	Charles Schwab Investment Management, Inc.
211 Main Street
San Francisco, CA 94105
Attention: Treasurer and Principal Financial Officer
Telephone: (415) 677-7400
Facsimile: (415) 667-8321

Sub-Adviser:	Mellon Capital Management Corporation
Street Address: 50 Fremont Street, Suite 3900
City and Zip Code: San Francisco, CA 94105
Attention: Client Service Manager
Telephone: (415) 975-2111
Facsimile: (415) 777-5699

Sub-Adviser may provide certain additional notices or reports required in the operation of the management of the Managed Assets by electronic means, including without limitation, posting electronically on Sub-Adviser’s website (www.mcm.com) as agreed by CSIM and Sub-Adviser.

17. NONCOMPETE PROVISIONS. Except as set forth in Schedule D, Sub-Adviser is not and will not become a party to any noncompete agreement or other agreement or arrangement that would restrict, limit or otherwise interfere with the ability of Schwab Parties and their affiliates to employ or engage any person or entity, now or in the future, to provide investment advisory or other services.

18. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

19. GOVERNING LAW. This Agreement will be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of California, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter will control. Any legal action or proceeding arising out of this Agreement will be brought only in the courts of the State of California located in the City and County of San Francisco or in the United States District Court for the Northern District of California. Each party will submit to the jurisdiction of such courts and venue in such courts and will waive any claims that such courts lack jurisdiction or are inconvenient forums.

20. MISCELLANEOUS.

(a) This Agreement constitutes the entire agreement and understanding between the parties relating to the Services. Any prior agreements, promises or representations not expressly set forth in this Agreement are of no force and effect. No waiver or modification of this Agreement will be effective unless reduced to writing and signed by the party to be charged. No failure to exercise and no delay in exercising on the part of any party hereto of any right, remedy, power or privilege hereunder will operate as a waiver thereof.

(b) This Agreement is entered into on behalf of each Fund severally, and not jointly, with the express intention that the provisions contained herein will apply separately with respect to each Fund, as if contained in separate agreements.

(c) Except as set forth in Section 15, this Agreement binds and inures to the benefit of parties, their successors and assigns. This Agreement may be executed in more than one counterpart each of which will be deemed an original and both of which, taken together, will be deemed to constitute one and the same instrument.

(d) Company refers to Schwab Capital Trust and its Trustees, as Trustees but not individually or personally, acting under a Declaration of Trust amended and restated on November 29, 2005. A copy of the Certificate of Trust of Company is on file with the Secretary of State of the State of Massachusetts. Notice is hereby given that the obligations of Company entered into in the name of or on behalf of Company by any of its Trustees, representatives or agents are made not individually, but in such Company capacities. Such obligations are not binding upon any of the Trustees, shareholders or representatives of Company personally, but bind only the assets of Company belonging to such Fund for the enforcement of any claims against Company.

(e) As used in this Agreement, any references to any laws (including, without limitation, the 1940 Act and Advisers Act) incorporate the effects of: (i) any amendments to such laws; (ii) any rules or regulations promulgated under such laws; and (iii) any interpretations of such laws, rules or regulations by the applicable regulatory authorities.

NOW THEREFORE, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Charles Schwab Investment Management, Inc.

By:	/s/ Omar Aguilar

Name:	Omar Aguilar
Title:	Senior Vice President, CIO - Equities

Mellon Capital Management Corporation

By:	/s/ Janet Lee
Name:	Janet Lee
Title:	Director

SCHEDULE A

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

Mellon Capital Management Corporation

FUND(S)

Laudus International MarketMasters Fund

Laudus Small-Cap MarketMasters Fund

Effective Date of this Schedule A: January 20, 2012

SCHEDULE B

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

Mellon Capital Management Corporation

FEES

Laudus International MarketMasters Fund

Net Assets	Fund Fee
First $200 million	7 bps
Next &300 million	6 bps
Greater than $500 million	4 bps

Fees will be accrued each day by applying to the Net Asset Value of the Managed Assets of the Laudus International MarketMasters Fund at the end of that day, the daily rate, using a 365-day year (366 day leap year), equivalent to the applicable Fund Fee percentage set forth above. Fees will be paid within 30 days following the end of each calendar quarter.

Laudus Small-Cap MarketMasters Fund

Net Assets	Fund Fee
First $200 million	7 bps
Next &300 million	6 bps
Greater than $500 million	4 bps

Fees will be accrued each day by applying to the Net Asset Value of the Managed Assets of the Laudus Small-Cap MarketMasters Fund at the end of that day, the daily rate, using a 365-day year (366 day leap year), equivalent to the applicable Fund Fee percentage set forth above. Fees will be paid within 30 days following the end of each calendar quarter.

CSIM and Sub-Adviser agree that all fees shall become due and owing to Sub-Adviser promptly after the termination date of Sub-Adviser with respect to any Fund and that the amount of such fees shall be calculated by treating the termination date as the next fee computation date. The annual base fee will be prorated for such fees owed through the termination date.

Effective Date of this Schedule B: January 20, 2012

SCHEDULE C

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

Mellon Capital Management Corporation

MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEEMENT

A true and correct copy of the MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEEMENT is attached hereto.

Effective Date of this Schedule C: January 20, 2012

SCHEDULE D

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

Mellon Capital Management Corporation

NONCOMPETE PROVISIONS:

None

Effective Date of this Schedule D: January 20, 2012